Exhibit 99.1

Press Contact:
Gina Sheibley
Email: gsheibley@salesforce.com
Phone: 917-297-8411

Salesforce Announces Appointment of Bernard J. Tyson to its Board of Directors

SAN FRANCISCO-September 8, 2017-Salesforce (NYSE: CRM), the global leader in CRM, today announced that Bernard J. Tyson, chairman and CEO of Kaiser Permanente, will be appointed to its Board of Directors, effective as of October 1, 2017. The appointment will increase the size of the Salesforce Board of Directors to 12 members.

"Bernard is an inspirational leader who has disrupted the status quo in health care and improved the lives of millions," said Marc Benioff, chairman and CEO, Salesforce. "He will be an outstanding addition to our board.”

“I am honored to serve on the Salesforce Board of Directors,” said Bernard J. Tyson. “Salesforce is transforming the customer experience through innovative technology while also improving the state of the world.”

Background on Bernard J. Tyson

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Tyson is currently chairman and CEO of Kaiser Foundation Health Plan, Inc. and Hospitals - known as Kaiser Permanente, one of America’s leading integrated health care providers and not-for-profit health plans with $65 billion annual operating revenue, serving nearly 12 million members in eight states and the District of Columbia.

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In his 32 years with Kaiser Permanente, Tyson has served in roles ranging from hospital administrator to division president to president and chief operating officer of the Oakland-based organization, which has more than 200,000 employees and 22,000 Permanente Medical Group physicians.

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He has influenced both global and American business focus on health and health care. His support of technology to drive innovation and an improved patient health experience at Kaiser Permanente is key to delivering health equity and affordable, accessible, high-quality health care.

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In 2017, Tyson was named to TIME Magazine’s list of the 100 most influential people in the world. He was also recognized as the top health care executive for the fourth year in a row by Modern Healthcare.

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Tyson is vice chair of America’s Health Insurance Plans, deputy chairman of the International Federation of Health Plans, and steward of the World Economic Forum’s Global Challenge on the Future of Health. He serves on the board of the American Heart Association and is chair of the Bay Area Council, a business-led public policy organization advocating for a strong economy and better quality of life for Bay Area residents.

About Salesforce
Salesforce, the global CRM leader, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.
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